[BE AEROSPACE LOGO] [GRAPHIC OMITTED]

                                                  News Release
#04-10                                            CONTACT:
FOR IMMEDIATE RELEASE                             Ed Harper
                                                  Director of Investor Relations
                                                  B/E Aerospace, Inc.
                                                  (561) 791-5000


        B/E AEROSPACE REPORTS FIRST QUARTER FINANCIAL RESULTS, REAFFIRMS
                             FULL-YEAR 2004 GUIDANCE

          WELLINGTON, FL, April 21, 2004 - B/E Aerospace, Inc. (Nasdaq: BEAV), the world's leading manufacturer of aircraft cabin interior products and a leading aftermarket distributor of aerospace fasteners, today announced results for the quarter ended March 31, 2004.

HIGHLIGHTS

     o Reported first quarter sales of $175 million, representing strong year-over-year growth of 13 percent.

     o Operating earnings increased by $6 million or 81 percent versus the first quarter of the prior year despite a more than $2 million negative impact from foreign exchange. Operating earnings growth was driven by the continuing recovery at B/E's commercial aircraft segment and a broad-based increase in revenues and earnings at the company's fastener distribution segment.

     o Net loss for the quarter narrowed to $7.6 million or $0.21 per share versus a net loss of $10.8 million or $0.31 per share in the prior year, notwithstanding the more than $2 million negative impact from foreign exchange and a year-over-year increase of $3 million in interest expense.

     o Bookings for the quarter were very strong at $187 million, a $39 million or 26 percent increase over the prior year period. Book-to-bill ratio for the quarter was 1.07:1 despite the 13 percent increase in revenues. Backlog was $515 million, up 18 percent from $435 million in the first quarter of 2003 and up $12 million versus the backlog level at December 31, 2003.

     o Liquidity remains strong with cash balances of $153 million at quarter end, as compared to $148 million at December 31, 2003.


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                                                                               2


     o A very important customer win for the quarter was Boeing's selection of B/E to design, certify and manufacture Connexion installation kits for Boeing 737 aircraft. The Connexion system enables commercial aircraft operators to deliver in-flight broadband Internet, data, and entertainment connectivity to passengers. In addition, B/E was selected by Sukhoi Civil Aircraft Company to provide turnkey interior cabins for Sukhoi's new family of Russian Regional Jets. These program wins represent a potential value of approximately $150 - $200 million over a multi-year period beginning late in 2005, none of which has been recorded in the company's backlog as of March 31, 2004.

          "We are very pleased with the ongoing financial and operational turnaround, which is currently underway at our commercial aircraft segment, and the recent strong sales and profit growth at our distribution segment," said Robert J. Khoury, President and Chief Executive Officer of B/E. "The turnaround at commercial aircraft, which began in the fourth quarter of 2003, continued in the first quarter of this year. In addition, our distribution segment is delivering the double-digit improvement in sales and profits indicated in our earlier guidance. Our business jet segment continues to operate in a challenging and difficult, though somewhat more stabilized, environment. While B/E's overall financial performance for the quarter was somewhat stronger than our earlier expectations, we remain committed to executing our plan, and our 2004 financial targets remain unchanged."

FIRST QUARTER CONSOLIDATED RESULTS

          For the first quarter, consolidated sales were $175 million, a 13 percent increase over the first quarter of 2003.

          Net sales by segment were as follows:

                                           NET SALES
                           ------------------------------------------------
                                  $ Millions, Three Months Ended
                           ------------------------------------------------
                                March 31,    March 31,      Percent
                                  2004         2003         Change
                           ------------------------------------------------
Commercial aircraft               $126.2        $110.6          14%

Distribution                        33.8          25.7          32%

Business jet                        15.1          18.4         (18%)
                           ------------------------------------------------
Total                             $175.1        $154.7          13%



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                                                                               3


          Gross profit for the quarter increased by $7.2 million or 16 percent to $53.6 million, as compared to $46.4 million in the first quarter of 2003. Foreign exchange negatively impacted financial comparisons, on a year-over-year and sequential basis, by $2.0 million and $1.1 million, respectively. Had exchange rates remained at first quarter of 2003 levels, B/E's gross profit would have been $55.6 million or 32 percent of sales as compared to 30 percent of sales in the prior year period. B/E is subject to fluctuations in foreign exchange rates due to significant sales from its European facilities, substantially all of which are denominated in U.S. dollars, while the corresponding labor, material and overhead costs are denominated in British pounds or euros.

          Despite the impact of a weakened dollar on B/E's financial results for the quarter, operating earnings were $12.7 million, an increase of 81 percent versus the prior year period. The increase in operating earnings was driven by the continuing turnaround at B/E's commercial aircraft segment combined with a broad-based increase in sales and earnings at the distribution segment.

          The net loss for the quarter narrowed to $7.6 million or $0.21 per share, in spite of the $2.3 million negative effect of foreign exchange and a $3.0 million increase in interest expense arising from the October 2003 sale of $175 million of senior notes, as compared with a loss of $10.8 million or $0.31 per share in the prior year period.

          The following is a summary of operating earnings by segment:

                                         OPERATING EARNINGS
                                -------------------------------------------
                                   $ Millions, Three Months Ended
                                -------------------------------------------
                                   March 31,                March 31,
                                     2004                     2003
                                -------------------------------------------
Commercial aircraft                  $ 8.4                     $ 1.0

Distribution                           6.3                       4.3

Business jet                          (2.0)                      1.7
                                -------------------------------------------
Total                                $12.7                     $ 7.0

FIRST QUARTER RESULTS BY SEGMENT
--------------------------------

          The commercial aircraft segment continued its turnaround during the first quarter. Operating earnings for this segment increased by $7.4 million to $8.4 million on a $15.6 million increase in sales. Operating margin improved to
6.7 percent, a 580 basis point increase over the prior year period. On a constant dollar basis, assuming the same dollar/pound exchange rate as the first quarter of 2003, commercial aircraft's 2004 operating profit would have been $10.7 million or 8.5 percent of sales. The improved operating results at commercial aircraft, while primarily related to ongoing manufacturing efficiencies, were also aided by stronger sales and improved product mix.

          B/E's distribution segment generated record sales of $33.8 million, which were 32 percent better than the first quarter of the prior year. The growth in sales was driven by a broad-based increase in demand for aftermarket aircraft fasteners as well as significant market share gains. Operating earnings for this segment were $6.3 million, which was 47 percent greater than the prior year.

          For the quarter, the business jet segment reported sales of $15.1 million, an 18 percent decrease from the prior year period. This segment reported an operating loss of $2 million for the quarter as compared to an operating profit of $1.7 million in the prior year. As previously reported, deliveries of new business jets fell by about 32 percent in 2003 from prior year levels and about 42 percent from the peak delivery rates in 2001. The business jet segment continues to operate at a low level of capacity utilization as new business jet deliveries continue to remain at low levels. However, we believe recent international super first class awards and a more stable business jet sector provide the foundation for a return to profitability at this segment on a quarterly basis before the end of 2004.

IMPACT OF FOREIGN EXCHANGE
--------------------------

          As described above, B/E is subject to fluctuations in foreign exchange rates due to significant sales from its European facilities. The following is a summary of average exchange rates, which highlights the significant decline of the U.S. dollar versus the British pound that occurred primarily over the last twelve months:

       Dollar vs. Pound Exchange Rate
       ------------------------------

                   Three Months
                  Ended March 31,                 Year Ended December 31,
             --------------------------    -----------------------------------
                2004          2003           2003        2002        2001
             -------------- -----------    ----------- ----------- -----------
               $1.84         $1.60          $1.63       $1.50       $1.44

          B/E is engaged in a comprehensive program aimed at mitigating the negative impact of foreign exchange on the company's profitability. This program involves establishing new U.S. based suppliers to our foreign manufacturing operations, performing quality reviews of each such supplier, negotiating new supply contracts, and coordinating the transfer of production in a manner consistent with efficient production and timely delivery of high quality products. The program also involves identifying opportunities to negotiate new customer programs in British pounds or euros where appropriate.



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                                                                               5

CONSOLIDATION PROGRAM UPDATE
----------------------------

          The company completed its consolidation program at the end of 2003. This effort, which was developed in response to the rapid change in industry conditions following the events of September 11, 2001, initially called for the reduction of 1,000 positions and the consolidation of 5 principal manufacturing operations. At that time, the company estimated that the cost savings associated with this effort would total approximately $30 million. Subsequently, the company expanded this program by nearly 50 percent, which ultimately resulted in the reduction of approximately 1,500 positions. Annual cost savings associated with this program, which were initially targeted at $30 million and later targeted at $45 million, are now estimated at $60 million, about equally split between operating expenses and manufacturing costs.

LIQUIDITY, BALANCE SHEET AND CASH FLOW
--------------------------------------

          Regarding the company's liquidity, Mr. Khoury stated, "We were able to maintain strong cash balances during the quarter since essentially all of our net loss was offset by non-cash expenses, and because the increase in accounts receivable and inventories was offset by increases in accounts payable and accrued expenses." "At quarter end, our accounts receivable were in very good condition with DSO of 44 days. In addition, net debt at quarter end was about $730 million, which represents total debt of $882.3, less cash and cash equivalents of $152.5, essentially unchanged from December 31, 2003 levels. Importantly, none of our long-term debt matures until 2008, and we have no bank borrowings outstanding," added Mr. Khoury.

          B/E's cash balances at March 31, 2004 stood at $153 million, up nearly $5 million over the December 31, 2003 level.

          Earnings before interest, taxes, depreciation and amortization (EBITDA) for the three and twelve month periods ending March 31, 2004 was $19.6 million and $53.9 million, respectively. EBITDA for the quarter was approximately $5 million or 37 percent higher than the prior year period. Depreciation and amortization for the three month and twelve month periods ending March 31, 2004 was $6.9 million and $27.9 million, respectively. Indenture EBITDA for the three and twelve months ended March 31, 2004, as calculated under the company's senior notes indenture, was $19.8 million and $74.3 million, respectively.

FINANCIAL GUIDANCE FOR 2004 AND 2005
------------------------------------

          Financial guidance for 2004 and 2005 is as follows:

     o 2004 consolidated sales are now expected to increase up to approximately 10 percent over 2003 revenues with significant margin expansion expected over the next several quarters; 2005 revenues should increase by a further 5 to 10 percent driven by solid growth in our commercial aircraft and fastener distribution businesses. Our business jet segment is also


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                                                                               6

          expected to generate solid revenue growth in 2005 as a result of strong bookings in the super international first class area.

     o Continued strong market share gains for our fastener distribution segment should lead to double-digit growth in sales and earnings for that segment in 2004.

     o Full year 2004 sales at our business jet segment should be flat, year-over-year, and we expect this segment to operate at an approximate breakeven level of profitability in 2004, driven by the recent international super first class awards, a more stable business jet environment, and the cost savings benefit from ongoing lean manufacturing and continuous improvement initiatives. We expect the business jet segment to return to profitability on a quarterly basis in 2004 and to be solidly profitable in 2005.

     o Consolidated operating earnings should improve by 150 to 200 percent in 2004 versus 2003 levels with further strong increases in 2005.

     o Consolidated EBITDA in 2004 should increase by 65 to 90 percent versus 2003 levels with further strong increases in 2005.

     o The company expects full year 2004 EBITDA to be somewhat below the sum of interest expense, capital expenditures, and income taxes. The company expects to use some cash in its operations during the second quarter of 2004, primarily due to the timing of interest payments, and to generate some free cash flow in the second half of 2004. The company also expects to be strongly cash flow positive (as measured on the same basis) in 2005.

          Commenting on the company's outlook, Mr. Khoury stated, "We are pleased with the progress we have seen over the past two quarters. Our commercial aircraft segment is executing its operational plan at a level slightly above our earlier expectations, and our distribution segment is beginning to deliver on prior forecasts. While we believe it will take some time for industry conditions to improve appreciably in the business jet sector, we are pleased to see more stable demand. Recent program awards coupled with our previously announced international super first class wins, should provide the basis for this segment to return to quarterly profitability this year and return to growth and profitability for all of 2005."

          Mr. Khoury added, "Airline interest in retrofit programs continues to improve, as evidenced by both the recent number and size of requests for proposals. We continue to expect to win our share of new program awards and for our backlog to continue to grow in 2004 and 2005. Recent meetings with airlines at industry trade shows in both Asia and Europe were more upbeat than at any time since the tragic events of September 11, 2001. With our consolidation effort completed and our operational turnaround well underway at commercial aircraft, record revenues at our distribution segment and an apparent increase in customer demand for essentially all cabin interior products, it appears that we have created a solid foundation for the turnaround of our business."

          This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve risks and uncertainties. B/E's actual experience may differ materially from that anticipated in such statements. Factors that might cause such a difference include those discussed in B/E's filings with the Securities and Exchange Commission, including but not limited to its most recent proxy statement, Form 10-K and Form 10-Q. For more information, see the section entitled "Forward-Looking Statements" contained in B/E's Form 10-K and in other filings.

          B/E Aerospace, Inc. is the world's leading manufacturer of aircraft cabin interior products, and a leading aftermarket distributor of aerospace fasteners. B/E designs, develops and manufactures a broad product line for both commercial aircraft and business jets and provides cabin interior design, reconfiguration and conversion services. Products for the existing aircraft fleet -- the aftermarket -- provide about 60 percent of sales. B/E sells its products through its own global direct sales organization. For more information, visit B/E's website at www.beaerospace.com.

                                       *T*

                               B/E Aerospace, Inc.

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (unaudited)

                                                     THREE MONTHS ENDED
                                               ---------------------------------
                                                March 31,         March 31,
(In millions, except per share data)              2004              2003
--------------------------------------------------------------------------------
Net sales                                       $  175.1         $ 154.7
Cost of sales                                      121.5           108.3
                                                --------         -------
Gross profit                                        53.6            46.4
     Gross margin                                   30.6%           30.0%
Operating expenses:
     Selling, general and administrative            28.7            28.5
     Research, development and engineering          12.2            10.9
                                                --------         -------
Total operating expenses                            40.9            39.4
                                                --------         -------
Operating earnings                                  12.7             7.0
     Operating margin                                7.3%            4.5%
Interest expense, net                               19.8            16.8
                                                --------         -------
Loss before income taxes                            (7.1)           (9.8)
Income taxes                                         0.5             1.0
                                                --------         -------
     NET LOSS                                   $   (7.6)        $ (10.8)
                                                ========         =======
     NET LOSS PER COMMON SHARE                  $  (0.21)        $ (0.31)

Common shares:
     Weighted average                               36.9            35.4
     End of period                                  37.0            35.7




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                                                                               9

                                       *T*

                               B/E Aerospace, Inc.

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                            (unaudited; in millions)

                                            March 31,              December 31,
                                              2004                     2003
                                        ------------------     -----------------

ASSETS

Current assets:
     Cash and cash equivalents             $    152.5              $     147.6
     Accounts receivable, net                    83.9                     80.3
     Inventories, net                           176.9                    168.7
     Other current assets                        14.5                     10.6
                                           ----------              -----------
         Total current assets                   427.8                    407.2
Long-term assets                                641.8                    645.3
                                           ----------              -----------
                                           $  1,069.6              $   1,052.5
                                           ==========              ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

Total current liabilities                  $    154.3              $     132.9
Long-term liabilities                           888.5                    887.7
                                           ----------              -----------
                                              1,042.8                  1,020.6
Total stockholders' equity                       26.8                     31.9
                                           ----------              -----------
                                           $  1,069.6              $   1,052.5
                                           ==========              ===========


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                                                                              10

                                       *T*

                               B/E Aerospace, Inc.

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (unaudited; in millions)

                                                                               THREE MONTHS ENDED
                                                                      ---------------------------------------
                                                                          March 31,             March 31,
                                                                            2004                 2003
                                                                      ---------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net loss                                                            $    (7.6)          $   (10.8)
     Adjustments to reconcile net loss to net cash flows
          provided by (used in) operating activities:
              Depreciation and amortization                                    6.9                 7.3
              Non-cash employee benefit plan contributions                     0.5                 0.6
              Changes in operating assets and liabilities, net of
              acquisitions                                                     5.8               (12.0)
                                                                         ---------           ---------
     Net cash flows provided by (used in) operating activities                 5.6               (14.9)
                                                                         ---------           ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Capital expenditures                                                     (2.7)               (3.6)
     Proceeds from sale of property and equipment                              0.2                 2.3
     Change in other assets, net                                               0.6                (1.1)
                                                                         ---------           ---------
Net cash flows used in investing activities                                   (1.9)               (2.4)
                                                                         ---------           ---------

CASH FLOWS FROM FINANCING ACTIVITIES                                           1.0               (64.5)
                                                                         ---------           ---------

Effect of exchange rate changes on cash flows                                  0.2                 0.8
                                                                         ---------           ---------

Net increase (decrease) in cash and cash equivalents                           4.9               (81.0)

Cash and cash equivalents at beginning of period                             147.6               156.9
                                                                         ---------           ---------

Cash and cash equivalents at end of period                               $   152.5           $    75.9
                                                                         =========           =========

                               B/E Aerospace, Inc.

                  RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

          This news release includes EBITDA and Indenture EBITDA, non-GAAP financial measures as defined in the Securities and Exchange Commission's Regulation G. We include these measures primarily because investors have expressed an interest in this information, and because they are additional measures of our operating performance and our ability to service our debt. We also include Indenture EBITDA because certain covenants in the indentures governing our publicly traded notes are tied to ratios based on this measure. We use EBITDA and Indenture EBITDA, among other things, to evaluate our operating performance, to value prospective acquisitions and as one of several components of incentive compensation targets for certain management personnel. These measures are among the primary indicators used by management as a basis of its planning and forecasting of future periods. We believe these measures are important indicators of our operational strength and the performance of our business because they provide a link between profitability and operating cash flow. We believe the presentation of these measures is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by our management, helps improve their ability to understand our operating performance and makes it easier to compare our results with other companies that have different financing and capital structures or tax rates. In addition, we believe these measures are among the primary measures used externally by our investors, analysts and peers in our industry for purposes of valuation and comparing the operating performance of our company to other companies in our industry. Presentation of Indenture EBITDA also allows investors to assess, among other things, our ability to incur additional debt and our liquidity.

          EBITDA and Indenture EBITDA should not be viewed as substitutes for or superior to net loss, cash flow from operations or other data prepared in accordance with GAAP as a measure of our profitability or liquidity. EBITDA and Indenture EBITDA are not determined using GAAP. Therefore, they are not necessarily comparable to similarly titled measures provided by other companies.

          Pursuant to the requirements of Regulation G, we provide the following table which reconciles EBITDA and Indenture EBITDA as presented in this release to net loss, the most directly comparable GAAP measure. For the reader's convenience we also reconcile Indenture EBITDA to cash flows from operations.

          In addition, this news release also includes gross profit adjusted to a constant dollar basis and commercial aircraft operating profit adjusted to a constant dollar basis, both non-GAAP financial measures as defined by Regulation
G. We include these adjusted numbers to allow our investors to have a better understanding of our gross profit and commercial aircraft profit for the quarter as compared to prior periods. We believe it is important to show what the change in profit would have been without the fluctuation in exchange rates since such fluctuation is an event outside of our control and the adjusted numbers provide another measure of evaluating our quarterly financial results and assessing trends in the operational strength and performance of our business.

          Pursuant to the requirements of Regulation G, we provide the following table which reconciles gross profit adjusted to a constant dollar basis in this release to gross profit, the most directly comparable GAAP measure, and which reconciles commercial aircraft operating profit adjusted to a constant dollar basis in this release to commercial aircraft operating profit, the most directly comparable GAAP measure.

                                       *T*
                               B/E Aerospace, Inc.

                          PERIODS ENDED MARCH 31, 2004
                            (unaudited; in millions)

                                                 -------------------------------
                                                       THREE        TWELVE
                                                       MONTHS       MONTHS
                                                 -------------------------------
Net loss                                               $(7.6)    $(50.3)
Interest expense, net                                   19.8       73.6
Loss on debt extinguishment                               --        1.2
Taxes                                                    0.5        1.5
Depreciation and amortization                            6.9       27.9
                                                 -------------------------------
EBITDA                                                 $19.6     $ 53.9
Non-recurring non-cash charges
   and other indenture adjustments                       0.2       20.4
                                                 -------------------------------
Indenture EBITDA                                       $19.8     $ 74.3
                                                       =====     ======

Cash flows provided by (used in) operations            $ 5.6     $ (5.0)
Interest expense, net                                   19.8       73.6
Taxes                                                    0.5        1.5
Changes in operating assets and liabilities             (5.8)       2.9
Other non-cash adjustments                              (0.5)     (19.1)
                                                 -------------------------------
EBITDA                                                 $19.6     $ 53.9
Non-recurring non-cash charges
   and other indenture adjustments                       0.2       20.4
                                                 -------------------------------
Indenture EBITDA                                       $19.8     $ 74.3
                                                       =====     ======


                                                 --------------------
                                                       THREE
                                                       MONTHS
                                                 --------------------
Gross profit as reported                               $53.6
Impact of constant dollar on gross profit                2.0
                                                       -----
Gross profit adjusted for a constant dollar            $55.6
                                                       =====
Gross margin adjusted for a constant dollar             31.8%

Commercial aircraft segment operating earnings
  as reported                                          $ 8.4
Impact of constant dollar on operating earnings          2.3
                                                       -----
Commercial aircraft segment operating earnings
   adjusted for a constant dollar                      $10.7
                                                       =====
Commercial aircraft segment operating margin
   adjusted for a constant dollar                        8.5%



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